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                                                   Mission Resources Corporation
                                                          1331 Lamar, Suite 1455
                                                       Houston, Texas 77010-3039

                                                                    NEWS RELEASE

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                              Contact: Daniel P. Foley
                                       Senior Vice President - Corporate Finance investors@mrcorp.com
                                       (713) 495-3100

             Mission Resources Announces New Chief Financial Officer

HOUSTON, October 8, 2002-- Mission Resources Corporation (NASDAQ: MSSN) announced today that Richard W. Piacenti will join its senior management team as senior vice president and chief financial officer, replacing Jonathan M. Clarkson, who has resigned to pursue other professional opportunities.

Mr. Piacenti has over 21 years of experience in the oil and gas industry primarily in the reorganization, integration and management of accounting and finance functions. He comes to Mission from El Paso Production Company, where he served as senior vice president and chief financial officer. Previous positions held at El Paso include vice president and controller of the production company and director of accounting for the midstream company. Prior to El Paso, Mr. Piacenti was vice president and controller of Cornerstone Natural Gas, Inc.

"We are very pleased about Rick joining Mission, " said chairman and chief executive officer Robert L. Cavnar. "He is going to play a key role in the recovery of the company's financial strength and value."

Mr. Piacenti received a bachelor's degree in accounting from Illinois State University and is both a certified public and a certified management accountant. He received an Elijah Watts Sells certificate with high distinction from the American Institute of Certified Public Accountants.

Mission Resources Corporation is a Houston-based independent exploration and production company which acquires, develops and produces crude oil and natural gas in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.